Exhibit 99.1
Caterpillar Inc.
3Q 2007 Earnings Release

October 19, 2007

FOR IMMEDIATE RELEASE

Caterpillar Reports Record Quarterly Sales and Revenues;
Best Ever Third-Quarter Profit Per Share, Up 23 percent

Preliminary 2008 outlook for sales and revenues up 5 to 10 percent, profit per share up 5 to 15 percent

PEORIA, Ill.— Citing continued strength in markets outside of the United States, Caterpillar Inc. (NYSE: CAT) today announced third-quarter sales and revenues of $11.442 billion, an all-time quarterly high.  The company also reported profit of $927 million, or $1.40 per share, for the quarter ended September 30, 2007.  Profit and profit per share are the highest ever for a third quarter.

“These results clearly demonstrate our global reach and the stability and strength of our growing integrated service businesses. We delivered strong returns for our stockholders despite continuing severe weakness in key U.S. markets,” said Chairman and Chief Executive Officer Jim Owens. “I am particularly pleased by the bottom line results of our engines business. With our extensive product offering and the continuing strength in most end markets, we were able to more than offset the impact of the dramatic drop in on-highway truck engines and report record operating profit for engines.  Overall, profit per share climbed 23 percent compared to last year’s third quarter, and moving forward I am confident that our deployment of the Cat Production System (CPS) will help us reach our 2010 goals for improving safety, quality, velocity, earnings and growth,” said Owens.

Sales and revenues increased $925 million compared to the third quarter of last year, $385 million from higher sales volume, $267 million from improved price realization, $174 million from the effects of currency and $99 million from higher Financial Products revenues.

Third-quarter profit increased $158 million, or $0.26 per share, from third quarter 2006. The increase in profit was due to improved price realization and higher sales volume, partially offset by higher manufacturing costs, including material costs.

“Despite weakness in U.S. markets, our sales and revenues increased 9 percent.  We continue to see remarkable growth outside of the United States with particular strength in key industries like mining, oil and gas, electric power and marine engines.  The industries we serve are becoming increasingly global, and the investments we are making to achieve our 2010 goals have us well positioned to meet their needs,” said Owens.

Outlook

The full-year outlook for 2007 is for sales and revenues of about $44 billion and profit per share in the range of $5.20 to $5.60, compared to $5.17 per share in 2006.  The previous outlook for 2007 sales and revenues was about $44 billion, and profit per share was $5.30 to $5.80.

Caterpillar’s preliminary outlook for 2008 reflects a sales and revenues increase of 5 to 10 percent and profit per share up 5 to 15 percent from the mid-point of the 2007 outlook range.

“I am pleased with our progress on improving safety and quality.  While we continue to face capacity-related inefficiencies due to the unprecedented surge in global demand, I am confident that CPS with 6 Sigma will deliver the velocity and efficiency improvements needed to achieve our 2010 goals—sales and revenues more than $50 billion and compound annual growth in profit per share of 15 to 20 percent from our 2005 base,” said Owens.

Note: Glossary of terms included on pages 21-22; first occurrence of terms shown in bold italics.

For more than 80 years, Caterpillar Inc. has been making progress possible and driving positive and sustainable change on every continent.  With 2006 sales and revenues of $41.517 billion, Caterpillar is the world’s leading manufacturer of construction and mining equipment, diesel and natural gas engines and industrial gas turbines.  The company also is a leading services provider through Caterpillar Financial Services, Caterpillar Remanufacturing Services, Caterpillar Logistics Services and Progress Rail Services.  More information is available at:  http://www.cat.com.

Caterpillar contact:  Jim Dugan, Corporate Public Affairs, (309) 494-4100 (Office) or (309) 360-7311 (Mobile)

SAFE HARBOR
Certain statements in this release relate to future events and expectations and as such constitute forward-looking statements involving known and unknown factors that may cause actual results of Caterpillar Inc. to be different from those expressed or implied in the forward-looking statements. In this context, words such as "will", "expect", “anticipate” or other similar words and phrases often identify forward-looking statements made on behalf of Caterpillar. It is important to note that actual results of the company may differ materially from those described or implied in such forward-looking statements based on a number of factors and uncertainties, including, but not limited to, changes in economic conditions; currency exchange or interest rates; political stability; market acceptance of the company's products and services; significant changes in the competitive environment; epidemic diseases; changes in law, regulations and tax rates; and other general economic, business and financing conditions and factors described in more detail in the company's Form 10-K filed with the Securities and Exchange Commission on February 23, 2007. This filing is available on our website at www.cat.com/sec_filings.  We do not undertake to update our forward-looking statements.

Key Points

Third Quarter 2007 (Dollars in millions except per share data)
	Third Quarter 2006	Third Quarter 2007	$ Change	% Change
Machinery and Engines Sales	$9,842	$10,668	$826	8%
Financial Products Revenues	675	774	99	15%
Total Sales and Revenues	10,517	11,442	925	9%

Profit	$769	$927	$158	21%

Profit per common share - diluted	$1.14	$1.40	$0.26	23%

Machinery and Engines sales improved $826 million despite the impact of the severe drop in demand for on-highway truck engines and weakness in North American construction sales. The strength of economies outside the United States, our broad global footprint and growth in integrated service businesses, all contributed to 8 percent growth in sales.  The diversity and strength of our full range of engine products more than offset the profit impact of the severe decline in on-highway truck engines.

Profit per share improved 23 percent, primarily a result of improved price realization and higher physical sales volume. The improvements were partially offset by a $294 million increase in core operating costs and an unfavorable impact from currency of about $60 million.

2007 and Preliminary 2008 Outlooks
(Dollars in billions except per share data)

	2006	Previous	Current	Preliminary
	Actual	2007 Outlook	2007 Outlook	2008 Outlook
Sales and Revenues	$41.5	About $44	About $44	Up 5 - 10%

Profit per common share – diluted	$5.17	$5.30 to $5.80	$5.20 to $5.60	Up 5 - 15%

2007

▪
Machinery and Engines sales outside North America are expected to be up 25 percent from 2006, or about $4.6 billion—more than offsetting a $2.5 billion, or 12 percent, decline in North America.  This reflects solid 2007 economic and industry growth in most of the world outside North America.

▪	Below trend economic growth in the United States for 2007—Gross Domestic Product (GDP) of about 2 percent

▪	Weak U.S. housing starts—1.4 million in 2007

▪	The outlook for profit per share reflects an improvement in core operating cost comparisons during the fourth quarter.

2008

▪	Sales and revenues reflect continued growth in 2008 putting us well on our way to achieving our goal of more than $50 billion by 2010.

▪	A weak U.S. economy is expected to continue but be more than offset by solid economic and industry growth in most of the world outside the United States.

▪	We expect a fifth consecutive year of record profit per share in 2008, a reflection of our broad global footprint.

A question and answer section has been included in this release starting on page 16.

DETAILED ANALYSIS
Third Quarter 2007 vs. Third Quarter 2006

The chart above graphically illustrates reasons for the change in Consolidated Sales and Revenues between third quarter 2006 (at left) and third quarter 2007 (at right).  Items favorably impacting sales and revenues appear as upward stair steps with the corresponding dollar amounts above each bar, while items negatively impacting sales and revenues appear as downward stair steps with dollar amounts reflected in parentheses above each bar.  The bar entitled Machinery Volume includes the change in Progress Rail sales.  Caterpillar management utilizes these charts internally to visually communicate with the company’s Board of Directors and employees.

Sales and Revenues

Sales and revenues for third quarter 2007 were $11.442 billion, up $925 million, or 9 percent, from third quarter 2006.  Machinery volume was up $397 million.  Engines volume was down $12 million with on-highway truck engines down about $470 million, mostly offset by increases in electric power, petroleum and marine engines. Price realization improved $267 million.  Currency had a positive impact on sales of $174 million, driven primarily by the stronger euro.  In addition, Financial Products revenues increased $99 million.

Sales and Revenues by Geographic Region
(Millions of dollars)	Total	% Change	North America	% Change	EAME	% Change	Latin America	% Change	Asia/ Pacific	% Change

Third Quarter 2006
Machinery	$6,472		$3,570		$1,510		$650		$742
Engines[1]	3,370		1,561		1,078		249		482
Financial Products[2]	675		471		95		49		60
	$10,517		$5,602		$2,683		$948		$1,284

Third Quarter 2007
Machinery	$7,123	10%	$3,156	(12%)	$2,166	43%	$802	23%	$999	35%
Engines[1]	3,545	5%	1,311	(16%)	1,362	26%	264	6%	608	26%
Financial Products[2]	774	15%	520	10%	118	24%	73	49%	63	5%
	$11,442	9%	$4,987	(11%)	$3,646	36%	$1,139	20%	$1,670	30%

[1]   Does not include internal engines transfers of $629 million and $564 million in third quarter 2007 and 2006, respectively.  Internal engines transfers are valued at prices comparable to those for unrelated parties.

[2] Does not include internal revenues earned from Machinery and Engines of $89 million and $126 million in third quarter 2007 and 2006, respectively.

Machinery Sales

Sales were $7.123 billion in third quarter 2007, an increase of $651 million, or
10 percent, from third quarter 2006.

▪	Machinery volume increased $397 million. Sales volume decreased in North America but increased in all other regions.

▪	Price realization increased $131 million.

▪	Currency benefited sales by $123 million.

▪	Geographic mix between regions (included in price realization) was $30 million unfavorable.

▪
Dealers outside the United States experienced increased demand, and they reported higher inventories compared to third quarter 2006.  North American dealers continued reducing inventories, although the pace slowed significantly from the second quarter 2007.  Overall, reductions in dealer-reported inventories had a mild negative impact on sales volume.  Inventories were lower than a year earlier both in dollars and in months of supply.

▪	Sales in North America remained weak, the result of unfavorable economic conditions facing key industries and dealer inventory reductions.

▪
As in the first two quarters, sales volume increased in all regions outside North America.  Developing economies accounted for most of that volume growth.  Interest rates were favorable, most economies grew rapidly and many governments increased spending.  Those factors contributed to rapid growth in construction, often 10 percent or more.

▪
International coal prices were higher than a year earlier, in part due to problems Australian ports experienced in moving coal to users.  In other countries, including China, Russia and Indonesia, production increased.  Coal exports from the United States also increased sharply.

▪	Higher oil and natural gas prices drove increased drilling and pipeline construction. Oil sands development in Canada also benefited machinery sales.

▪
Increased metals mining investment contributed to higher volume.  Prices in the quarter were significantly higher than last year, exploration budgets this year increased and mine output increased in a number of countries, including Australia, Brazil, Canada, Chile, China and the United States.

North America– Sales decreased $414 million, or 12 percent.

▪	Sales volume decreased $465 million.

▪	Price realization increased $51 million.

▪
Dealer-reported inventories declined about $250 million in the third quarter compared to a decrease of about $100 million in the year earlier quarter. Dealer inventories at the end of the quarter were well below a year earlier in both dollars and months of supply.

▪
An unfavorable economic environment in many key industries in the United States depressed dealer deliveries.  Housing, nonresidential construction contracting, quarrying and coal mining declined, causing users to curtail fleet expansions.

▪	As a result of the weak economic environment, dealers added fewer units to their rental fleets and let existing fleets age.

▪	Output prices for some industries, such as housing and coal mining, softened and credit tightened. Those factors likely caused some users to delay replacement purchases.

▪
The housing industry deteriorated further in the third quarter with new starts 24 percent below a year earlier.  Prices of new single-family homes declined, the number of unsold homes remained near record highs and mortgage lenders tightened standards.

▪
Nonresidential construction spending remains strong but contracting for new projects declined almost 6 percent in the third quarter when compared to last year.  The decline occurred in institutional building. However, contracting for both highway construction and commercial and industrial building increased.

▪
Coal production declined more than 2.5 percent from third quarter 2006 in response to reduced electric utility usage and lower prices in some coal markets.  Coal stocks were also higher than last year.  More positively, coal exports rebounded almost 20 percent this year, the result of U.S. prices falling well below international prices.

▪
Metals, oil and natural gas prices were higher than last year and were very favorable for investment.   Metals mine output increased almost 3 percent, and pipeline activity strengthened, with shipments of line pipe up 19 percent so far this year.  Pipeline construction is benefiting from changes in supply locations and two decades of under-investment.

EAME– Sales increased $656 million, or 43 percent.

▪	Sales volume increased $516 million.

▪	Price realization increased $60 million.

▪	Currency benefited sales by $80 million.

▪
Dealers experienced significant increases in demand during the quarter, particularly in Africa/Middle East and Commonwealth of Independent States (CIS).  Dealers had to maintain higher inventories to support that stronger demand, a further positive for sales volume.  Dealer inventories in months of supply ended the quarter about even with a year ago.

▪
Increased construction contributed to higher sales volume in Europe.  Construction in the Eurozone increased 3 percent, benefiting from more government spending for infrastructure and growth in building construction.  Business profitability improved, and companies increased borrowings 13 percent.  Past increases in interest rates caused housing permits to decline.  Construction increased rapidly in most Central European economies, often in excess of 20 percent, another positive for machinery sales.

▪
Africa/Middle East accounted for the largest share of Europe, Africa and the Middle East (EAME) volume growth.   Higher commodity prices and strong economic growth boosted government revenues, enabling them to spend more on construction.  Year-to-date construction increased 17 percent in South Africa and 12 percent in Egypt.  Infrastructure booms are underway in the Middle East.  Other positives were a 9 percent increase in drill rig activity and more investment in mining.  Metals exploration budgets have increased an average 43 percent the past two years.

▪
Sales volume in the CIS increased rapidly, with large gains occurring in Russia, Ukraine and Kazakhstan.  All three governments increased spending more than 15 percent year to date allocating large sums for construction.  Russia, the world’s largest oil producer, increased production almost 3 percent this year.  The country also benefited from higher metals and coal prices, increasing mine output almost 2 percent in the first half of 2007.

Latin America– Sales increased $152 million, or 23 percent.

▪	Sales volume increased $116 million.

▪	Price realization increased $22 million.

▪	Currency benefited sales by $14 million.

▪
Dealers reported higher demand during the quarter, requiring them to build inventory.  Although dollar inventories at the end of the quarter were higher than in 2006, months of supply declined slightly.

▪
Brazil reduced interest rates 850 basis points from the 2005 peak, an action that led to a 4 percent increase in construction.  Large construction gains occurred in many other countries, often in excess of 10 percent.  Interest rates were favorable, and governments increased foreign exchange reserves 36 percent, allowing them to spend more for construction.

▪
Regional oil production declined more than 4 percent in the quarter as a result of past under-investment.  Companies are now investing more, and drill rig activity increased 9 percent, a positive for machinery sales.

▪
Increased mine production and higher metals prices contributed to volume growth.  Brazil increased mine output 7 percent compared to last year, with iron ore production up 13 percent.  Chile increased copper production 4 percent this year.

Asia/Pacific– Sales increased $257 million, or 35 percent.

▪	Sales volume increased $200 million.

▪	Price realization increased $28 million.

▪	Currency benefited sales by $29 million.

▪	Dealers faced strong demand for machines, causing them to report a decline in inventories. As a result, inventories in months of supply were well below those at the end of third quarter 2006.

▪
Economic conditions in the region were favorable.  Inflation was generally low so central banks had little need to raise interest rates.  Several central banks, including those in Indonesia and Thailand, made sizable reductions.  Economies grew rapidly, and trade surpluses produced more than a 25 percent increase in foreign exchange holdings.

▪
Good economic growth, increased government spending and booming stock markets benefited business investment and construction.  Construction increased more than 20 percent in China, 11 percent in India and 9 percent in Australia.

▪
Australian thermal coal spot prices were 36 percent higher than a year ago partly due to problems the country experienced exporting coal.  Demand was also strong, with the top 13 importing countries taking about 7 percent more coal so far this year.  Indonesia raised exports in response to a 40 percent increase in its coal price.  Increased coal production and prices contributed to a substantial sales gain in Indonesia.

▪
Higher metals prices and increased production benefited sales volume growth.  China increased iron ore production 18 percent.  Australia increased exploration spending for base metals by 67 percent, iron ore by 79 percent and uranium by more than 100 percent.  India increased mine production 5 percent.

Engines Sales

Sales were $3.545 billion in third quarter 2007, an increase of $175 million, or
5 percent, from third quarter 2006.

▪	Sales volume decreased $12 million.

▪	Price realization increased $136 million.

▪	Currency benefited sales by $51 million.

▪	Geographic mix between regions (included in price realization) was $5 million favorable.

▪	Dealer reported inventories in dollars were up; months of supply were nearly flat as it was supported by strong delivery rates.

North America– Sales decreased $250 million, or 16 percent.

▪	Sales volume decreased $283 million.

▪	Price realization increased $33 million.

▪
Sales for on-highway truck applications declined 59 percent as the truck industry demand for new trucks was down due to the reduction in tonnage hauled and freight rates realized by on-highway carriers.

▪
Sales for petroleum applications increased 29 percent due to strong demand in gas compression, which overcame a small reduction in new drill rig build rates.  Turbine sales benefited from increased customer spending for natural gas pipelines and compression equipment.

▪	Sales for electric power applications increased 20 percent supported by data center installations. Turbines and turbine-related services increased to support power generation.

EAME – Sales increased $284 million, or 26 percent.

▪	Sales volume increased $186 million.

▪	Price realization increased $47 million.

▪	Currency benefited sales by $51 million.

▪
Sales for petroleum applications increased 64 percent based on strong demand for engines used in drilling and production.  Turbines and turbine-related services increased to support rising oil production and gas transmission demand.

▪	Sales for electric power applications increased 20 percent with strong demand for small- and medium-sized units.

▪	Sales for marine applications increased 21 percent with higher demand for workboats, commercial oceangoing vessels and cruise ships.

▪
Sales for industrial applications increased 9 percent with strong demand for agriculture and other types of original equipment manufacturers (OEM) equipment driven by good economic conditions and several new OEM accounts.

Latin America – Sales increased $15 million, or 6 percent.

▪	Sales volume increased $6 million.

▪	Price realization increased $8 million.

▪	Currency benefited sales by $1 million.

▪
Sales for electric power engines increased 53 percent from investment in infrastructure as energy shortages continued in several key markets. These investments were supported by strong oil and commodity prices.

▪	Sales into truck applications declined 42 percent reflecting reduced demand. Latin American truck facilities decreased exports of trucks destined for North America.

Asia/Pacific– Sales increased $126 million, or 26 percent.

▪	Sales volume increased $84 million.

▪	Price realization increased $43 million.

▪	Currency reduced sales by $1 million.

▪
Sales for petroleum applications increased 40 percent as Chinese drill rig builders continue to manufacture at record high levels for domestic and export use.  Turbines and turbine-related services increased to support oil production demand.

▪	Sales for marine applications increased 34 percent with continued strong demand for workboat and offshore shipbuilding. Large diesel demand grew in the offshore and general cargo industries.

▪	Sales for industrial applications increased 80 percent with widespread demand for engines used in OEM applications driven by strong growth in industrial production.

▪	Sales of electric power engines increased 10 percent with higher power demands driven by good economic conditions.

Financial Product Revenues

Revenues were $774 million in third quarter 2007, an increase of $99 million, or
15 percent, from third quarter 2006.

▪	Growth in average earning assets increased revenues $73 million.

▪	Revenues from earned premiums at Cat Insurance increased $15 million.

▪	The impact of higher interest rates on new and existing finance receivables added $7 million.

▪	Tight credit markets in the quarter did not negatively impact Financial Products’ ability to fund new business.

The chart above graphically illustrates reasons for the change in Consolidated Operating Profit between third quarter 2006 (at left) and third quarter 2007 (at right).  Items favorably impacting operating profit appear as upward stair steps with the corresponding dollar amounts above each bar, while items negatively impacting operating profit appear as downward stair steps with dollar amounts reflected in parentheses above each bar.  Caterpillar management utilizes these charts internally to visually communicate with its Board and employees.  The bar titled Consolidating Adjustments/M&E Other Operating Expense includes the operating profit impact of Progress Rail.

Operating Profit

Operating profit in third quarter 2007 increased $235 million, or 22 percent, from last year, driven by higher price realization and sales volume, partially offset by increased core operating costs.

Core operating costs rose $294 million from third quarter 2006.  This increase was attributable to higher manufacturing costs.  The increase in manufacturing costs was primarily due to operating inefficiencies and higher material costs.  Operating inefficiencies were the result of selected supply chain challenges, capacity increases and a significant decline in on-highway truck engine production.  Our manufacturing costs were also up from last year’s levels due to transitional costs associated with the launch of the Cat Production System.

Third quarter 2007 SG&A expenses were $49 million lower than a year ago primarily due to the absence of approximately $70 million of expense related to a settlement of various legal disputes with Navistar.

Operating Profit by Principal Line of Business
(Millions of dollars)	Third Quarter 2006	Third Quarter 2007	$ Change	% Change
Machinery[1]	$626	$681	$55	9%
Engines[1]	398	529	131	33%
Financial Products	171	178	7	4%
Consolidating Adjustments	(117)	(75)	42
Consolidated Operating Profit	$1,078	$1,313	$235	22%
[1] Caterpillar operations are highly integrated; therefore, the company uses a number of allocations to determine lines of business operating profit for Machinery and Engines.

Operating Profit by Principal Line of Business

▪
Machinery operating profit of $681 million was up $55 million, or 9 percent, from third quarter 2006. Improved price realization and higher sales volume more than offset the unfavorable impact of higher core operating costs.

▪
Engines operating profit of $529 million was up $131 million, or 33 percent, from third quarter 2006.  The favorable impact of improved price realization, positive mix of product and the absence of a settlement of various legal disputes were partially offset by higher core operating costs.  Growth in demand for electric power, petroleum, marine and industrial applications more than offset the decline in on-highway truck demand.

▪
Financial Products operating profit of $178 million was up $7 million, or 4 percent, from third quarter 2006. The increase was primarily attributable to a $9 million impact from higher average earning assets and the absence of an $11 million impairment charge at Cat Power Ventures, partially offset by an $8 million decrease in operating profit at Cat Insurance due to higher claims experience and a $6 million increase in the provision for credit losses at Cat Financial.

Other Profit/Loss Items

▪
Other income/(expense) was $51 million of income compared with $72 million of income in third quarter 2006.  The change was primarily due to the unfavorable impacts of currency, partially offset by the absence of an expense related to a legal dispute.

▪
The provision for income taxes in the third quarter reflects an estimated annual tax rate of 31.5 percent for 2007 compared to 31 percent for the third quarter 2006 and 29 percent for the full-year 2006.  The increase over 2006 is primarily due to the repeal of Extraterritorial Income Exclusion (ETI) benefits in 2007.

The third quarter provision for income taxes includes a favorable adjustment of $12 million related to the first six months of 2007 resulting from a decrease in the estimated annual tax rate from 32 to 31.5 percent. The change was primarily due to an increase in our estimated tax benefits from the domestic production activities deduction.

Employment

Caterpillar's worldwide employment was 99,777 at the end of the third quarter, an increase of 6,544, or 7 percent, from a year ago.  Of the increase, approximately 3,500 employees were the result of acquisitions. The remaining increase of approximately 3,000 employees primarily supported growth and new product introductions.

2007 Outlook

We are maintaining our projection of 2007 sales and revenues at about $44 billion, or a 6 percent increase from 2006.  The expected improvement is from increased volume outside North America, price realization, the impact of Progress Rail and currency impacts.  North American machinery and engines sales volume, net of Progress Rail, is expected to be down.

Sales outside North America are expected to be up about $4.6 billion, or 25 percent—more than offsetting a $2.5 billion, or 12 percent, decline in North America.  This improvement reflects continued strong economic performance outside North America.

We expect continued growth in Financial Products for 2007.  Revenues are expected to increase approximately 13 percent versus 2006, primarily due to higher average earning assets and interest rates at Cat Financial and increased premiums at Cat Insurance.

We expect profit per share to be in the range of $5.20 to $5.60.  2007 is expected to benefit from improved price realization and sales volume, partially offset by higher core operating costs and a higher effective tax rate.

From an overall economic standpoint, we anticipate that trends will change little from those prevailing in the first three quarters.  North America should continue to face difficulties while sales in other regions should increase more than enough to compensate.

▪
The rebound in the U.S. economy that occurred in the second quarter should fade in the second half, with full-year growth of about 2 percent.  Monthly employment gains diminished over the year, and the latest business surveys signal slower growth.

▪
The Fed’s 50 basis point reduction in the Federal Funds rate has not removed all financial market stresses, and banks tightened lending standards on many loans.  As a result, we expect the Fed will cut its interest rate target another 25 basis points this year.

▪
Many U.S. industries important to our sales are in recession.  Through the first nine months of this year, housing starts were down 26 percent, and we expect housing starts for the full year 2007 to be 1.4 million.  Nonmetals mining and quarrying is down 18 percent; coal mining, 4 percent; nonresidential construction contracting, more than 2 percent; and freight movements, 2 percent.  We expect further deterioration in most of these industries in the fourth quarter.

▪
The North American machinery industry has decreased month-to-month since early 2006; reduced activity in key industries and tighter credit conditions should continue a downward trend in the fourth quarter. In addition, we expect the on-highway truck industry to remain depressed.

▪
Credit turmoil in Europe caused major central banks to halt, at least temporarily, plans to raise interest rates.  The European economy had good growth in the first half and should slow only moderately in the second half.  We project more than 2.5 percent economic growth in 2007, with continued growth in nonresidential construction.

▪
Developing economies boomed throughout the first three quarters, and we expect strong performances in the fourth quarter.  Governments are increasing spending, and interest rates are low; both should keep construction growing rapidly.  We forecast more than 5 percent economic growth in Latin America this year, 8 percent in Asia Pacific, 5.5 percent in Africa/Middle East and more than 7.5 percent in CIS.  Those growth rates are near those in 2006 and should continue the strongest period of growth for these economies since the 1960s.

▪	Prices for oil and gas should support continued strong growth in pipeline construction and sales of engines used in drilling and well servicing.

▪
Metals prices should average about 40 percent higher this year than in 2006, and exploration budgets have increased substantially.  We expect the mining industry will remain strong for the rest of the year.

▪	The Australian spot coal price should increase more than 20 percent this year. Annual contract prices increased as well. Coal mining should remain positive for machinery sales in the fourth quarter.

Sales and Revenues Outlook – Midpoint of Range[1]
(Millions of dollars)	2006	2007	%
	Actual	Outlook	Change
Machinery and Engines
North America	$20,155	$17,700	(12%)
EAME	10,287	13,300	29%
Latin America	3,646	4,200	15%
Asia/Pacific	4,781	5,800	21%
Total Machinery and Engines	38,869	41,000	5%

Financial Products[2]	2,648	3,000	13%

Total	$41,517	$44,000	6%

[1] The Consolidated Operating Profit chart below reflects sales and revenues at $44 billion.
[2] Does not include revenues earned from Machinery and Engines of $360 million and $466 million in 2007 and 2006, respectively.

(1)  The profit per share outlook is between $5.20 and $5.60. The above chart illustrates operating profit at the midpoint of this profit range.  Each of the stair steps in the chart may individually vary within the outlook range.

(2) Other includes the impact of currency, consolidating adjustments, M&E other operating expenses, operating profit of Progress Rail and the effects of rounding.

Preliminary 2008 Outlook

Our preliminary outlook for 2008 is for sales and revenues to increase 5 to 10 percent and profit per share to increase 5 to 15 percent from the mid-point of the 2007 outlook range.

Our preliminary outlook for 2008 assumes a continuation of economic patterns we’ve seen since 2006.  The North American economy will grow well below potential, but that poor performance will be offset by better growth elsewhere.  World economic growth should slow from 3.7 percent in 2007 to 3.3 percent in 2008.

We expect 2008 to be the sixth consecutive year of sales and revenues growth, despite a U.S. economy near to, or even in, recession.  Expectations for 2008 reflect the easing of two significant negative factors that impacted 2007 results—dealer machine inventory reductions and the collapse in the North American on-highway truck industry.  In addition, the almost unprecedented booms in emerging economies as well as metals and energy investments should continue throughout 2008.

The August financial crisis revealed new risks for the world economy, particularly the developed economies.  While we’ll be watching developments closely, following are key assumptions related to our preliminary outlook for 2008.

▪
United States - We expect that the U.S. economy will grow at about 1.5 percent in 2008, even slower than in 2007.  The weak economy will encourage the Fed to reduce interest rates further. Our outlook reflects U.S. housing, nonresidential contracting and quarrying declining further.  For the major U.S. machinery end markets, only coal mining shows a reasonable possibility of improvement from 2007.

▪
Developing regions– Latin America, Africa/Middle East, CIS and Asia Pacific should maintain good economic growth in 2008.  Low interest rates, increased foreign exchange reserves and more government spending should result in another good year for construction.

▪
Europe - Past interest rate increases and the recent financial crisis will likely slow European economic growth in 2008.  However, both business and government spending should remain healthy enough to increase construction spending.

▪
Metals mining - Inventories remain extremely tight, and production has not yet caught up with consumption.  While we expect a modest easing in metals prices, they should remain well above levels that would encourage mining companies to increase exploration budgets again in 2008.

▪
Coal - Good economic growth in Asia should further increase coal demand next year, encouraging further mine development.  Port limits in Asia Pacific producing countries, plus price differentials, could shift some demand to South Africa, Russia and North America.

▪
Oil and Gas - The world’s spare oil production capacity remains low; we expect oil prices to remain strong with the West Texas Intermediate crude oil price averaging about $67 per barrel in 2008.  That price will be attractive for increased exploration, drilling, pipeline expenditures and tar sands development, which should benefit both machinery and engines sales.

▪	Electric Power - Rapid economic growth in the developing countries, plus increased business investment in Europe, should increase demand for generator sets.

▪
Marine - Oceangoing vessel rates are up sharply this year, and increased world trade, port delays and some lengthening in transit routes should keep rates high throughout 2008.  Shipyards are contracting for 2009 berths and beyond so marine engine demand should be strong in 2008.

Questions and Answers

Sales and Revenues / Economy & Industry

Q1:	Can you comment on the recent rate cut by the Fed? Do you expect that it will have a positive impact on 2007 or 2008?

A:
The rate cut was a welcome change in policy, particularly since the Fed identified increased risks to economic growth.  The cut was too late to have a meaningful impact on 2007, and we believe more rate cuts will be needed to move economic growth back to nearer the economy’s potential.  Rate decreases are part of our preliminary 2008 outlook.

Q2:	Are you seeing any significant changes in your sales related to U.S. housing? What are you expecting for 2008 housing starts?

A:
Machinery sales related to residential construction continue to decline, reflecting the severe recession in the housing industry.  We forecast that housing starts will fall from 1.4 million units in 2007 to 1.2 million units in 2008.  Total housing units supplied (including mobile home shipments) should be about 1.3 million units in 2008, one of the lowest figures in almost 50 years.  Units supplied were slightly lower in 1991 (end of a recession) and about the same in 1982 (during a severe recession).  These comparisons suggest housing construction has been driven well below the long-term needs of a growing population.

Q3:	Can you comment on your machinery sales related to nonresidential construction, both in the United States and outside the United States?

A:
Machinery sales related to nonresidential construction are declining in the United States at a rate similar to residential construction.  Tighter credit conditions, some flattening in office and industrial vacancy rates, a decline in machines going into rental fleets and a decline in corporate net cash flows compared to last year appear to be contributing to this weakness.

Nonresidential construction outside the United States continues to do well.  Many governments are increasing spending on infrastructure.  Good economic growth and favorable interest rates are encouraging businesses to invest more in buildings.

Q4:
Your view of overall economic activity, and your preliminary sales outlook for 2008, continue to be positive.  How long can the world economy and Caterpillar sales continue to increase in the face of a U.S. economy that’s continuing to weaken?

A:
The U.S. economy accounts for less than 30 percent of the world economy and has been underperforming the rest of the world for more than a year.  Three factors lead us to believe that disparity will continue in 2008.

First, European countries raised interest rates later than the Fed and did not increase as much as in the United States.  Therefore, the European business cycle is lagging that in the United States.  Eurozone exports to the United States account for a little more than 2 percent of its output.  Slower U.S. growth does not have a large impact on the European economy.

Second, developing economies collectively are experiencing the best growth in years.  Factors contributing to that performance—low inflation, low interest rates, highly competitive exports, high commodity prices and much improved government budgets—remain in place.  For many of these countries, the 1980s and 1990s were very difficult years, and they curtailed investments in housing, nonresidential building and infrastructure.  Much improved economic conditions have allowed these countries to correct some of these past shortfalls, but more work remains.  In addition, growing populations are increasing the demand for new housing units and infrastructure.

Third, metals mining and energy industries curtailed investments throughout the 1980s and 1990s.  The current worldwide economic recovery revealed that production capacities were inadequate.  Producers have increased investment but have not yet caught up with needs.  More than 90 percent of both worldwide metals exploration spending and oil production occurs outside the United States.

Q5:	Mining and Oil and Gas have been very strong industries for the past few years. Can you comment on your expectations going forward from here?

A:
Production in these industries has struggled to keep up with demand, leaving worldwide metals inventories very low and spare oil production capacity tight.  We expect demand for these commodities will increase further in 2008, and prices will remain very favorable for producers to invest more.  Our preliminary 2008 outlook assumes these industries will remain positive for both machinery and engine sales.

Q6:	Are you seeing any turn around in U.S. coal mining?

A:
We believe some positive signs are emerging.  First, coal prices are improving; Central Appalachian prices (a benchmark price for Eastern coal) increased from less than $41 per ton this past January to more than $50 in early October.  Powder River Basin coal prices (Western coal) increased from about $7.50 per ton to nearly $10 over the same period.  Second, U.S. prices are at a discount to international prices, and that is boosting exports.  The Department of Energy reported that July exports were almost 75 percent (2.5 million tons) higher than in July 2006.

Q7:
You said you were expecting dealer machine inventories to decline in 2007, particularly in North America.  Can you comment on the status during the third quarter? What are your expectations for the full-year 2007?  Do you expect further reductions in 2008?

A:
North American dealers reduced inventories about $250 million during the third quarter and have reduced inventories about $1.1 billion thus far in 2007.  Collectively, dealers outside the United States increased reported inventories slightly to respond to the stronger demand they faced.  We expect some inventory reductions in most regions in fourth quarter 2007.

Our preliminary 2008 outlook assumes that North American dealers will make some further inventory reductions, and dealers outside the United States will make a net reduction as well.  However, overall inventory declines should be substantially less than in 2007.

Engines

Q8:	Can you comment on the strength of your overall engines business when you consider the severe weakness in sales of on-highway truck engines?

A:
We are very pleased with the overall strength of our engines business.  Over the past several years we’ve increased our focus on Electric Power, Petroleum, Marine and Industrial markets.  They have grown in importance to our overall engines business as the importance of truck engines has declined.  Results so far this year, and in the third quarter in particular, have demonstrated that this has been positive for our overall business.   In a period with a severe cyclical decline in truck engines we have been able to significantly improve the profitability of our total engines business.

Q9:	Can you comment on how your program to increase production of large 3500 series engines is coming?

A:	The capacity increase program continues to be on schedule. Capacity began to increase in the third quarter and will continue to grow during the next few years.

Q10:	There has been quite a bit of speculation on the direction of your on-highway engine business post 2010. When will you be ready to talk about your plans?

A:	We are investigating our full range of strategic options going forward, and we should soon be able to make our direction clear.

Costs / Profit

Q11:	In your release you mentioned currency impacts in several places. Can you summarize the net impact of currency on your profit before tax in the quarter?

A:
In total, currency-related impacts had a negative impact of about $60 million compared with the third quarter of 2006.  About two-thirds was below operating profit and was primarily a result of translation losses on machinery and engines assets and liabilities denominated in currencies other than the U.S. dollar.  About one-third of the net impact was in machinery and engines operating profit, as the impact of a weaker U.S. dollar on costs was more unfavorable than the positive impact on sales.

Q12:	Your outlook for core operating costs for 2007 has increased again this quarter. Why are costs continuing to go up when sales and revenues are close to what you expected?

A:
Our outlook for 2007 core operating costs has increased to $1.0 billion over 2006.  Manufacturing inefficiencies related to supply chain disruption, our focus on improving Order-to-Delivery processes and capacity expansion initiatives essential to achieving our strategic goals have resulted in higher costs than we previously anticipated.  We anticipate that the implementation of CPS will have a positive effect on manufacturing costs.  The fourth quarter of 2006 included cost increases, therefore the comparison with last year's fourth quarter should be more favorable.

Q13:	Can you break down your change in third quarter core operating costs in more detail?

A:	The following table summarizes the increase in core operating costs in third quarter 2007 versus third quarter 2006:

Core Operating Cost Change (Millions of dollars)	3rd Quarter 2007 vs. 3rd Quarter 2006
Manufacturing Costs	$320
SG&A	(49)
R&D	23
Total	$294

Cash Flow / Financing

Q14:	Can you comment on operating cash flow through the third quarter of 2007?

A:	Our year-to-date operating cash flow has improved. Through the end of September, Machinery and Engines operating cash flow was $3,017 million—$243 million more than the first three quarters of 2006.

The strong cash flow in Machinery and Engines was primarily used for:
▪	Capital Expenditures - $956 million—primarily to replace and upgrade existing production assets, support new product programs and facilitate additional expansion of manufacturing capacity

▪	Acquisitions - $138 million—primarily for Franklin Power Products, Inc. and International Fuel Systems, Inc.

▪	Dividends - $617 million—the quarterly dividend is currently 36 cents per share, up 20 percent from a year ago.

▪
Stock repurchase - $1,485 million—20.9 million shares were repurchased through open market transactions.  In August, the Board of Directors approved the use of derivative contracts for stock repurchases under the current stock repurchase program.

Q15:	What are basic shares outstanding at the end of the quarter?

A:	Basic shares outstanding at the end of the third quarter were 636 million.

Q16:	Have tight credit markets had any significant impact on your borrowing?

A:	No, due to Caterpillar’s strong credit rating we were able to maintain normal operations and fund our needs.

Q17:	Has Cat Financial’s past due ratio increased much this year? How about credit losses?

A:
At the end of the third quarter, past dues were 2.52 percent, compared with 1.89 percent at the end of the third quarter last year.  Most of this increase is related to North America and is specifically related to the downturn in the housing market.  Write-offs, net of recoveries, are $41 million year-to-date 2007 compared with $31 million for year-to-date 2006.  This increase also has been driven by the downturn in the U.S. housing market.  Although past dues and write-offs have increased from 2006, by historical standards Cat Financial's portfolio continues to perform well.  In the preceding five years, Cat Financial's third quarter past dues have averaged about 2.6 percent and our 2007 year-to-date rate of write-off's was about 30 percent lower than the average we've experienced during the last five years.

Other

Q18:	Can you comment on your progress in implementing the Cat Production System?

A:
Extensive benchmarking of world-class production systems completed in 2006 enabled us to define the Caterpillar Production System (CPS) recipe for more than 300 manufacturing facilities throughout the world.  This recipe was rolled out to all our manufacturing operations during the first half of 2007; the first year of what we believe will be a three-year journey.  The CPS rollout included extensive training of 6 Sigma black belts to conduct value stream mapping and rapid improvement workshops.

In our benchmarking we learned that safety improvements usually precede quality, velocity and cost benefits. We have been pleased with the steadily improving safety results across the company, and we are also seeing improvements in product quality.  We expect safety and quality to continue to improve and modest improvements in velocity and costs to begin in 2008, with more to be realized in 2009 and 2010.

Q19:	During the first quarter you announced discussions with MHI and SCM that you expected to result in Caterpillar owning a majority stake in SCM. Do you expect it to occur this year?

A:	Discussions between Caterpillar and MHI are continuing. However, due to the complexity of the transaction, the ownership change is not likely to occur until the first half of 2008.

Q20:	You mentioned that the strength of your integrated service businesses helps drive strong returns for Caterpillar. Can you tell us more?

A:
Our integrated service businesses—aftermarket parts, Cat Financial, Progress Rail, Cat Logistics, Cat Reman and others—continue to deliver profitable growth and earnings stability.  In the third quarter, integrated service businesses delivered more than a third of our total sales and revenues.  Progress Rail is exceeding our expectations, demand for service parts continues to grow as a result of large field populations and both Cat Logistics and Cat Reman continue to perform well.  Financial Products continues to grow profits despite slowing demand for machinery in the United States.

GLOSSARY OF TERMS

1.
Cat Production System (CPS)  - The Caterpillar Production System is the common Order-to-Delivery process being implemented enterprise-wide to achieve our safety, quality, velocity, earnings and growth goals for 2010 and beyond.

2.	Consolidating Adjustments– Eliminations of transactions between Machinery and Engines and Financial Products.
3.
Core Operating Costs– Machinery and Engines variable manufacturing cost change [adjusted for volume] and changes in period manufacturing costs, SG&A expenses and R&D expenses.  Excludes the impact of currency.

4.
Currency– With respect to sales and revenues, currency represents the translation impact on sales resulting from changes in foreign currency exchange rates versus the U.S. dollar.  With respect to operating profit, currency represents the net translation impact on sales and operating costs resulting from changes in foreign currency exchange rates versus the U.S. dollar.  Currency includes the impacts on sales and operating profit for the Machinery and Engines lines of business only; currency impacts on Financial Products revenues and operating profit are included in the Financial Products portions of the respective analyses.  With respect to other income/expense, currency represents the effects of forward and option contracts entered into by the company to reduce the risk of fluctuations in exchange rates and the net effect of changes in foreign currency exchange rates on our foreign currency assets and liabilities for consolidated results.

5.	EAME– Geographic region including Europe, Africa, the Middle East and the Commonwealth of Independent States (CIS).
6.	Earning Assets– Assets consisting primarily of total finance receivables net of unearned income, plus equipment on operating leases, less accumulated depreciation at Cat Financial.
7.
Engines – A principal line of business including the design, manufacture, marketing and sales of engines for Caterpillar machinery; electric power generation systems; on-highway vehicles and locomotives; marine, petroleum, construction, industrial, agricultural and other applications; and related parts.  Also includes remanufacturing of Caterpillar engines and a variety of Caterpillar machinery and engine components and remanufacturing services for other companies.  Reciprocating engines meet power needs ranging from 5 to 21,500 horsepower (4 to more than 16 000 kilowatts).  Turbines range from 1,600 to 20,500 horsepower (1 200 to 15 000 kilowatts).

8.
Financial Products– A principal line of business consisting primarily of Caterpillar Financial Services Corporation (Cat Financial), Caterpillar Insurance Holdings, Inc. (Cat Insurance), Caterpillar Power Ventures Corporation (Cat Power Ventures) and their respective subsidiaries.  Cat Financial provides a wide range of financing alternatives to customers and dealers for Caterpillar machinery and engines, Solar gas turbines as well as other equipment and marine vessels.  Cat Financial also extends loans to customers and dealers.  Cat Insurance provides various forms of insurance to customers and dealers to help support the purchase and lease of our equipment.  Cat Power Ventures is an investor in independent power projects using Caterpillar power generation equipment and services.

9.
Integrated Service Businesses– Previously termed “Diversified Service Businesses.”  A service business or a business containing an important service component.  These businesses include, but are not limited to, aftermarket parts, Cat Financial, Cat Insurance, Cat Logistics, Cat Reman, Progress Rail, OEM Solutions and Solar Turbine Customer Services.

10.	Latin America– Geographic region including Central and South American countries and Mexico.
11.
Machinery– A principal line of business which includes the design, manufacture, marketing and sales of construction, mining and forestry machinery—track and wheel tractors, track and wheel loaders, pipelayers, motor graders, wheel tractor-scrapers, track and wheel excavators, backhoe loaders, log skidders, log loaders, off-highway trucks, articulated trucks, paving products, skid steer loaders and related parts. Also includes logistics services for other companies and the design, manufacture, remanufacture, maintenance and services of rail-related products.

12.
Machinery and Engines (M&E) – Due to the highly integrated nature of operations, it represents the aggregate total of the Machinery and Engines lines of business and includes primarily our manufacturing, marketing and parts distribution operations.

13.
Manufacturing Costs– Manufacturing costs represent the volume-adjusted change for variable costs and the absolute dollar change for period manufacturing costs.  Variable manufacturing costs are defined as having a direct relationship with the volume of production.  This includes material costs, direct labor and other costs that vary directly with production volume such as freight, power to operate machines and supplies that are consumed in the manufacturing process.  Period manufacturing costs support production but are defined as generally not having a direct relationship to short-term changes in volume.  Examples include machine and equipment repair, depreciation on manufacturing assets, facility support, procurement, factory scheduling, manufacturing planning and operations management.

14.	M&E Other Operating Expenses – Comprised primarily of gains (losses) on disposal of long-lived assets, long-lived asset impairment charges and impairment of goodwill.
15.	Operating Profit – Sales and revenues minus operating costs.
16.
Price Realization– The impact of net price changes excluding currency and new product introductions.  Consolidated price realization includes the impact of changes in the relative weighting of sales between geographic regions.

17.	Profit – Consolidated profit before taxes less provision for income taxes plus equity in profit (loss) of unconsolidated affiliated companies.
18.
Sales Volume– With respect to sales and revenues, sales volume represents the impact of changes in the quantities sold for machinery and engines as well as the incremental revenue impact of new product introductions.  With respect to operating profit, sales volume represents the impact of changes in the quantities sold for machinery and engines combined with product mix—the net operating profit impact of changes in the relative weighting of machinery and engines sales with respect to total sales.

19.
6 Sigma– On a technical level, 6 Sigma represents a measure of variation that achieves 3.4 defects per million opportunities.  At Caterpillar, 6 Sigma represents a much broader cultural philosophy to drive continuous improvement throughout the value chain.  It is a fact-based, data-driven methodology that we are using to improve processes, enhance quality, cut costs, grow our business and deliver greater value to our customers through Black Belt-led project teams.  At Caterpillar, 6 Sigma goes beyond mere process improvement—it has become the way we work as teams to process business information, solve problems and manage our business successfully.

NON-GAAP FINANCIAL MEASURES

The following definition is provided for “non-GAAP financial measures” in connection with Regulation G issued by the Securities and Exchange Commission.  This non-GAAP financial measure has no standardized meaning prescribed by U.S. GAAP and therefore is unlikely to be comparable to the calculation of similar measures for other companies.  Management does not intend this item to be considered in isolation or as a substitute for the related GAAP measure.

MACHINERY AND ENGINES

Caterpillar defines Machinery and Engines as it is presented in the supplemental data as Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.  Machinery and Engines information relates to the design, manufacture and marketing of our products.  Financial Products information relates to the financing to customers and dealers for the purchase and lease of Caterpillar and other equipment.  The nature of these businesses is different, especially with regard to the financial position and cash flow items.  Caterpillar management utilizes this presentation internally to highlight these differences.  We also believe this presentation will assist readers in understanding our business.  Pages 27-32 reconcile Machinery and Engines with Financial Products on the equity basis to Caterpillar Inc. Consolidated financial information.

Caterpillar's latest financial results and current outlook are also available via:

Telephone:
(800) 228-7717 (Inside the United States and Canada)
(858) 244-2080 (Outside the United States and Canada)

Internet:
http://www.cat.com/investor
http://www.cat.com/irwebcast (live broadcast/replays of quarterly conference call)

Caterpillar contact:
Jim Dugan
Corporate Public Affairs
(309) 494-4100 (Office) or (309) 360-7311 (Mobile)
mailto:Dugan_Jim@cat.com

Caterpillar Inc. Condensed Consolidated Statement of Results of Operations (Unaudited) (Dollars in millions except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Sales and revenues:
Sales of Machinery and Engines	$10,668	$9,842	$30,602	$28,541
Revenues of Financial Products	774	675	2,212	1,973
Total sales and revenues	11,442	10,517	32,814	30,514

Operating costs:
Cost of goods sold	8,270	7,610	23,706	21,578
Selling, general and administrative expenses	938	988	2,796	2,690
Research and development expenses	357	329	1,047	979
Interest expense of Financial Products	289	266	839	754
Other operating expenses	275	246	760	738
Total operating costs	10,129	9,439	29,148	26,739

Operating profit	1,313	1,078	3,666	3,775

Interest expense excluding Financial Products	69	72	228	206
Other income (expense)	51	72	232	165

Consolidated profit before taxes	1,295	1,078	3,670	3,734

Provision for income taxes	395	334	1,155	1,153
Profit of consolidated companies	900	744	2,515	2,581

Equity in profit (loss) of unconsolidated affiliated companies	27	25	51	74

Profit	$927	$769	$2,566	$2,655

Profit per common share	$1.45	$1.18	$4.00	$4.01

Profit per common share – diluted [1]	$1.40	$1.14	$3.87	$3.86

Weighted average common shares outstanding (millions)
- Basic	638.3	653.2	641.0	662.4
- Diluted [1]	660.0	677.2	662.7	688.5

Cash dividends declared per common share	$-	$-	$.66	$.55

[1] Diluted by assumed exercise of stock-based compensation awards using the treasury stock method.

Caterpillar Inc.
Condensed Consolidated Statement of Financial Position
(Unaudited)
(Millions of dollars)
	September 30,	December 31,
	2007	2006
Assets
Current assets:
Cash and short-term investments	$910	$530
Receivables - trade and other	8,089	8,607
Receivables - finance	6,991	6,804
Deferred and refundable income taxes	892	733
Prepaid expenses and other current assets	853	638
Inventories	7,187	6,351
Total current assets	24,922	23,663

Property, plant and equipment – net	9,436	8,851
Long-term receivables - trade and other	784	860
Long-term receivables - finance	12,917	11,531
Investments in unconsolidated affiliated companies	551	562
Noncurrent deferred and refundable income taxes	1,954	1,949
Intangible assets	456	387
Goodwill	1,937	1,904
Other assets	1,842	1,742
Total assets	$54,799	$51,449

Liabilities
Current liabilities:
Short-term borrowings:
-- Machinery and Engines	$132	$165
-- Financial Products	5,254	4,990
Accounts payable	4,426	4,085
Accrued expenses	3,080	2,923
Accrued wages, salaries and employee benefits	1,022	938
Customer advances	1,435	921
Dividends payable	-	194
Other current liabilities	808	1,145
Long-term debt due within one year:
-- Machinery and Engines	425	418
-- Financial Products	4,491	4,043
Total current liabilities	21,073	19,822

Long-term debt due after one year:
-- Machinery and Engines	3,725	3,694
-- Financial Products	13,428	13,986
Liability for postemployment benefits	5,910	5,879
Other liabilities	2,055	1,209
Total liabilities	46,191	44,590
Stockholders' equity
Common stock	2,759	2,465
Treasury stock	(8,547)	(7,352)
Profit employed in the business	16,877	14,593
Accumulated other comprehensive income	(2,481)	(2,847)
Total stockholders' equity	8,608	6,859
Total liabilities and stockholders' equity	$54,799	$51,449

Certain amounts for prior periods have been reclassified to conform to the current period financial statement presentation.

Caterpillar Inc.
Condensed Consolidated Statement of Cash Flow
(Unaudited)
(Millions of dollars)
	Nine Months Ended September 30,
	2007	2006
Cash flow from operating activities:
Profit	$2,566	$2,655
Adjustments for non-cash items:
Depreciation and amortization	1,301	1,220
Other	38	110
Changes in assets and liabilities:
Receivables - trade and other	850	(165)
Inventories	(715)	(902)
Accounts payable and accrued expenses	268	327
Other assets - net	(89)	(345)
Other liabilities - net	1,211	666
Net cash provided by (used for) operating activities	5,430	3,566

Cash flow from investing activities:
Capital expenditures - excluding equipment leased to others	(969)	(905)
Expenditures for equipment leased to others	(971)	(798)
Proceeds from disposals of property, plant and equipment	302	440
Additions to finance receivables	(9,797)	(7,817)
Collections of finance receivables	7,908	6,204
Proceeds from the sale of finance receivables	800	1,004
Investments and acquisitions (net of cash acquired)	(130)	(512)
Proceeds from sale of available-for-sale securities	196	255
Investments in available-for-sale securities	(286)	(357)
Other - net	336	201
Net cash provided by (used for) investing activities	(2,611)	(2,285)

Cash flow from financing activities:
Dividends paid	(617)	(531)
Common stock issued, including treasury shares reissued	311	383
Treasury shares purchased	(1,485)	(2,858)
Excess tax benefit from stock-based compensation	143	159
Proceeds from debt issued (original maturities greater than three months)	7,506	8,629
Payments on debt (original maturities greater than three months)	(7,923)	(8,517)
Short-term borrowings (original maturities three months or less)--net	(374)	905
Net cash provided by (used for) financing activities	(2,439)	(1,830)
Effect of exchange rate changes on cash	-	(6)
Increase (decrease) in cash and short-term investments	380	(555)

Cash and short-term investments at beginning of period	530	1,108
Cash and short-term investments at end of period	$910	$553

All short-term investments, which consist primarily of highly liquid investments with original maturities of three months or less, are considered to be cash equivalents.

Caterpillar Inc. Supplemental Data for Results of Operations For The Three Months Ended September 30, 2007 (Unaudited) (Millions of dollars)

		Supplemental Consolidating Data
	Consolidated	Machinery and Engines[1]	Financial Products	Consolidating Adjustments
Sales and revenues:
Sales of Machinery and Engines	$10,668	$10,668	$-	$-
Revenues of Financial Products	774	-	863	(89)[2]
Total sales and revenues	11,442	10,668	863	(89)

Operating costs:
Cost of goods sold	8,270	8,270	-	-
Selling, general and administrative expenses	938	831	112	(5)[3]
Research and development expenses	357	357	-	-
Interest expense of Financial Products	289	-	291	(2)[4]
Other operating expenses	275	-	282	(7)[3]
Total operating costs	10,129	9,458	685	(14)

Operating profit	1,313	1,210	178	(75)

Interest expense excluding Financial Products	69	70	-	(1)[4]
Other income (expense)	51	(41)	18	74 [5]

Consolidated profit before taxes	1,295	1,099	196	-

Provision for income taxes	395	337	58	-
Profit of consolidated companies	900	762	138	-

Equity in profit (loss) of unconsolidated affiliated companies	27	26	1	-
Equity in profit of Financial Products' subsidiaries	-	139	-	(139)[6]

Profit	$927	$927	$139	$(139)

[1] Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2] Elimination of Financial Products’ revenues earned from Machinery and Engines.
[3] Elimination of net expenses recorded by Machinery and Engines paid to Financial Products.
[4] Elimination of interest expense recorded between Financial Products and Machinery and Engines.
[5] Elimination of discount recorded by Machinery and Engines on receivables sold to Financial Products and of interest earned between Machinery and Engines and Financial Products.
[6] Elimination of Financial Products’ profit due to equity method of accounting.

Caterpillar Inc. Supplemental Data for Results of Operations For The Three Months Ended September 30, 2006 (Unaudited) (Millions of dollars)

		Supplemental Consolidating Data
	Consolidated	Machinery and Engines [1]	Financial Products	Consolidating Adjustments
Sales and revenues:
Sales of Machinery and Engines	$9,842	$9,842	$-	$-
Revenues of Financial Products	675	-	801	(126)[2]
Total sales and revenues	10,517	9,842	801	(126)

Operating costs:
Cost of goods sold	7,610	7,610	-	-
Selling, general and administrative expenses	988	877	110	1 [3]
Research and development expenses	329	329	-	-
Interest expense of Financial Products	266	-	269	(3)[4]
Other operating expenses	246	2	251	(7)[3]
Total operating costs	9,439	8,818	630	(9)

Operating profit	1,078	1,024	171	(117)

Interest expense excluding Financial Products	72	76	-	(4)[4]
Other income (expense)	72	(63)	22	113 [5]

Consolidated profit before taxes	1,078	885	193	-

Provision for income taxes	334	269	65	-
Profit of consolidated companies	744	616	128	-

Equity in profit (loss) of unconsolidated affiliated companies	25	24	1	-
Equity in profit of Financial Products' subsidiaries	-	129	-	(129)[6]

Profit	$769	$769	$129	$(129)

[1] Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2] Elimination of Financial Products’ revenues earned from Machinery and Engines.
[3] Elimination of net expenses recorded by Machinery and Engines paid to Financial Products.
[4] Elimination of interest expense recorded between Financial Products and Machinery and Engines.
[5] Elimination of discount recorded by Machinery and Engines on receivables sold to Financial Products and of interest earned between Machinery and Engines and Financial Products.
[6] Elimination of Financial Products’ profit due to equity method of accounting.

Caterpillar Inc. Supplemental Data for Results of Operations For The Nine Months Ended September 30, 2007 (Unaudited) (Millions of dollars)

		Supplemental Consolidating Data
	Consolidated	Machinery and Engines [1]	Financial Products	Consolidating Adjustments
Sales and revenues:
Sales of Machinery and Engines	$30,602	$30,602	$-	$-
Revenues of Financial Products	2,212	-	2,508	(296)[2]
Total sales and revenues	32,814	30,602	2,508	(296)

Operating costs:
Cost of goods sold	23,706	23,706	-	-
Selling, general and administrative expenses	2,796	2,469	342	(15)[3]
Research and development expenses	1,047	1,047	-	-
Interest expense of Financial Products	839	-	842	(3)[4]
Other operating expenses	760	(14)	795	(21)[3]
Total operating costs	29,148	27,208	1,979	(39)

Operating profit	3,666	3,394	529	(257)

Interest expense excluding Financial Products	228	233	-	(5)[4]
Other income (expense)	232	(77)	57	252 [5]

Consolidated profit before taxes	3,670	3,084	586	-

Provision for income taxes	1,155	966	189	-
Profit of consolidated companies	2,515	2,118	397	-

Equity in profit (loss) of unconsolidated affiliated companies	51	48	3	-
Equity in profit of Financial Products' subsidiaries	-	400	-	(400)[6]

Profit	$2,566	$2,566	$400	$(400)

[1] Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2] Elimination of Financial Products’ revenues earned from Machinery and Engines.
[3] Elimination of net expenses recorded by Machinery and Engines paid to Financial Products.
[4] Elimination of interest expense recorded between Financial Products and Machinery and Engines.
[5] Elimination of discount recorded by Machinery and Engines on receivables sold to Financial Products and of interest earned between Machinery and Engines and Financial Products.
[6] Elimination of Financial Products’ profit due to equity method of accounting.

Caterpillar Inc. Supplemental Data for Results of Operations For The Nine Months Ended September 30, 2006 (Unaudited) (Millions of dollars)

		Supplemental Consolidating Data
	Consolidated	Machinery and Engines [1]	Financial Products	Consolidating Adjustments
Sales and revenues:
Sales of Machinery and Engines	$28,541	$28,541	$-	$-
Revenues of Financial Products	1,973	-	2,315	(342)[2]
Total sales and revenues	30,514	28,541	2,315	(342)

Operating costs:
Cost of goods sold	21,578	21,578	-	-
Selling, general and administrative expenses	2,690	2,378	326	(14)[3]
Research and development expenses	979	979	-	-
Interest expense of Financial Products	754	-	761	(7)[4]
Other operating expenses	738	30	730	(22)[3]
Total operating costs	26,739	24,965	1,817	(43)

Operating profit	3,775	3,576	498	(299)

Interest expense excluding Financial Products	206	214	-	(8)[4]
Other income (expense)	165	(194)	68	291 [5]

Consolidated profit before taxes	3,734	3,168	566	-

Provision for income taxes	1,153	962	191	-
Profit of consolidated companies	2,581	2,206	375	-

Equity in profit (loss) of unconsolidated affiliated companies	74	72	2	-
Equity in profit of Financial Products' subsidiaries	-	377	-	(377)[6]

Profit	$2,655	$2,655	$377	$(377)

[1] Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2] Elimination of Financial Products’ revenues earned from Machinery and Engines.
[3] Elimination of net expenses recorded by Machinery and Engines paid to Financial Products.
[4] Elimination of interest expense recorded between Financial Products and Machinery and Engines.
[5] Elimination of discount recorded by Machinery and Engines on receivables sold to Financial Products and of interest earned between Machinery and Engines and Financial Products.
[6] Elimination of Financial Products’ profit due to equity method of accounting.

Caterpillar Inc. Supplemental Data for Cash Flow For The Nine Months Ended September 30, 2007
(Unaudited) (Millions of dollars)
		Supplemental Consolidating Data
	Consolidated	Machinery and Engines[1]	Financial Products	Consolidating Adjustments
Cash flow from operating activities:
Profit	$2,566	$2,566	$400	$(400)[2]
Adjustments for non-cash items:
Depreciation and amortization	1,301	784	517	-
Undistributed profit of Financial Products	-	(400)	-	400	[3]
Other	38	88	(276)	226	[4]
Changes in assets and liabilities:
Receivables - trade and other	850	(448)	5	1,293	4/5
Inventories	(715)	(715)	-	-
Accounts payable and accrued expenses	268	30	202	36	[4]
Other assets - net	(89)	(59)	(12)	(18)[4]
Other liabilities - net	1,211	1,171	47	(7)[4]
Net cash provided by (used for) operating activities	5,430	3,017	883	1,530
Cash flow from investing activities:
Capital expenditures - excluding equipment leased to others	(969)	(956)	(13)	-
Expenditures for equipment leased to others	(971)	-	(978)	7	[4]
Proceeds from disposals of property, plant and equipment	302	14	292	(4)[4]
Additions to finance receivables	(9,797)	-	(26,452)	16,655	[5]
Collections of finance receivables	7,908	-	25,020	(17,112)[5]
Proceeds from the sale of finance receivables	800	-	1,888	(1,088)[5]
Net intercompany borrowings	-	13	1	(14)[6]
Investments and acquisitions (net of cash acquired)	(130)	(138)	-	8	[7]
Proceeds from sale of available-for-sale securities	196	17	179	-
Investments in available-for-sale securities	(286)	(19)	(267)	-
Other - net	336	101	237	(2)[7]
Net cash provided by (used for) investing activities	(2,611)	(968)	(93)	(1,550)
Cash flow from financing activities:
Dividends paid	(617)	(617)	(4)	4	[8]
Common stock issued, including treasury shares reissued	311	311	(2)	2	[7]
Treasury shares purchased	(1,485)	(1,485)	-	-
Excess tax benefit from stock-based compensation	143	143	-	-
Net intercompany borrowings	-	(1)	(13)	14	[6]
Proceeds from debt issued (original maturities greater than three months)	7,506	125	7,381	-
Payments on debt (original maturities greater than three months)	(7,923)	(169)	(7,754)	-
Short-term borrowings (original maturities three months or less)--net	(374)	(84)	(290)	-
Net cash provided by (used for) financing activities	(2,439)	(1,777)	(682)	20
Effect of exchange rate changes on cash	-	(9)	9	-
Increase (decrease) in cash and short-term investments	380	263	117	-
Cash and short-term investments at beginning of period	530	319	211	-
Cash and short-term investments at end of period	$910	$582	$328	$-

[1] Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2] Elimination of Financial Products’ profit after tax due to equity method of accounting.
[3] Non-cash adjustment for the undistributed earnings from Financial Products.
[4] Elimination of non-cash adjustments and changes in assets and liabilities related to consolidated reporting.
[5] Reclassification of Cat Financial’s cash flow activity from investing to operating for receivables that arose from the sale of inventory.
[6] Net proceeds and payments to/from Machinery and Engines and Financial Products.
[7] Change in investment and common stock related to Financial Products.
[8] Elimination of dividends from Financial Products to Machinery and Engines.

Caterpillar Inc. Supplemental Data for Cash Flow For The Nine Months Ended September 30, 2006
(Unaudited) (Millions of dollars)
		Supplemental Consolidating Data
	Consolidated	Machinery and Engines[1]	Financial Products	Consolidating Adjustments
Cash flow from operating activities:
Profit	$2,655	$2,655	$377	$(377)[2]
Adjustments for non-cash items:
Depreciation and amortization	1,220	721	499	-
Undistributed profit of Financial Products	-	(377)	-	377	[3]
Other	110	113	(279)	276	[4]
Changes in assets and liabilities:
Receivables - trade and other	(165)	15	78	(258)[4,5]
Inventories	(902)	(902)	-	-
Accounts payable and accrued expenses	327	258	51	18	[4]
Other assets – net	(345)	(280)	(27)	(38)[4]
Other liabilities – net	666	571	73	22	[4]
Net cash provided by (used for) operating activities	3,566	2,774	772	20
Cash flow from investing activities:
Capital expenditures - excluding equipment leased to others	(905)	(900)	(33)	28	[4]
Expenditures for equipment leased to others	(798)	-	(822)	24	[4]
Proceeds from disposals of property, plant and equipment	440	22	456	(38)[4]
Additions to finance receivables	(7,817)	-	(26,783)	18,966	[5]
Collections of finance receivables	6,204	-	24,465	(18,261)[5]
Proceeds from the sale of finance receivables	1,004	-	1,747	(743)[5]
Net intercompany borrowings	-	36	(235)	199	[6]
Investments and acquisitions (net of cash acquired)	(512)	(512)	-	-
Proceeds from sale of available-for-sale securities	255	17	238	-
Investments in available-for-sale securities	(357)	(34)	(323)	-
Other - net	201	5	204	(8)[7]
Net cash provided by (used for) investing activities	(2,285)	(1,366)	(1,086)	167
Cash flow from financing activities:
Dividends paid	(531)	(531)	-	-
Common stock issued, including treasury shares reissued	383	383	(12)	12	[7]
Treasury shares purchased	(2,858)	(2,858)	-	-
Excess tax benefit from stock-based compensation	159	159	-	-
Net intercompany borrowings	-	235	(36)	(199)[6]
Proceeds from debt issued (original maturities greater than three months)	8,629	1,378	7,251	-
Payments on debt (original maturities greater than three months)	(8,517)	(766)	(7,751)	-
Short-term borrowings (original maturities three months or less)--net	905	(10)	915	-
Net cash provided by (used for) financing activities	(1,830)	(2,010)	367	(187)
Effect of exchange rate changes on cash	(6)	12	(18)	-
Increase (decrease) in cash and short-term investments	(555)	(590)	35	-
Cash and short-term investments at beginning of period	1,108	951	157	-
Cash and short-term investments at end of period	$553	$361	$192	$-

[1] Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2] Elimination of Financial Products’ profit after tax due to equity method of accounting.
[3] Non-cash adjustment for the undistributed earnings from Financial Products.
[4] Elimination of non-cash adjustments and changes in assets and liabilities related to consolidated reporting.
[5] Reclassification of Cat Financial’s cash flow activity from investing to operating for receivables that arose from the sale of inventory.
[6] Net proceeds and payments to/from Machinery and Engines and Financial Products.
[7] Change in investment and common stock related to Financial Products.